RESCISSION AGREMENT

This Rescission Agreement (the “Agreement”) dated as of April 20, 2021 is entered into by and between Summit Therapeutics Inc., a Delaware corporation (the “Company”) and the Investor.

WHEREAS, the Company and the Investor entered into that certain Note Purchase Agreement (the “Purchase Agreement”; capitalized terms used herein have the meanings ascribed to them in the Purchase Agreement unless otherwise defined) dated March 24, 2021 (the “Effective Date”) by and between the Company and the Investor, pursuant to which the Company issued an unsecured promissory note in the principal amount of $55 million (the “Note”) to the Investor on the Effective Date;

WHEREAS, the Company and the Investor have mutually agreed that it is in each of their respective interests that the Purchase Agreement be rescinded, the Note cancelled and the principal amount of the Note returned by the Company without interest to the Investor such that each party be returned to its position before entering into the Purchase Agreement;

WHEREAS, the Company and the Investor agree that by executing this Agreement and effecting the return of the principal amount of the Note, each party hereto agrees that there shall be no right, obligation, claim or action against any person with respect to the Purchase Agreement or the Note;

WHEREAS, in order to give effect to the mutual intent of the Company and the Investor, this Agreement shall be given effect as though effective ab initio from the Effective Date;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Investor hereby agree as follows:

1.                  Rescission and Release. The Company and the Investor agree that immediately following the execution of this Agreement (a) the Company shall return to the Investor $55 million in cash (the principal amount of the Note) to the Investor by means wire transfer and (b) subject to the performance by the Company of its obligations under clause (a) hereof and effective as of the Effective Date, each of the Purchase Agreement and the Note shall be rescinded and cancelled in its entirety.

2.                  Effect of Rescission. The Company and the Investor hereby acknowledge and agree that, subject only to the performance by the Company of its obligations under Section 1(a), neither the Company nor the Investor shall have any right, obligation, claim or cause of action against any person pursuant to the terms of the Purchase Agreement or the Note.

3.                  Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and may be executed by delivery of an email pdf copy of an executed counterpart of or signature page to this Agreement and any email pdf or photocopy of an executed counterpart of or signature page to this Agreement shall be given the same effect as the original.

4.                  Miscellaneous. Sections 9.3 (Titles and Subtitles), 9.8 (Severability), 9.9 (Entire Agreement) and 9.11 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated by reference into this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first set forth above.

SUMMIT THERAPEUTICS INC.

By:	/s/ Michael Donaldson
Name:	Michael Donaldson
Title:	Chief Financial Officer

INVESTOR:

/s/ Robert W. Duggan
Robert W. Duggan

[Signature Page to Rescission Agreement]